EXHIBIT 12

                              THE FINOVA GROUP INC.
            Computation of Ratio of Income to Combined Fixed Charges
                          and Preferred Stock Dividends
                             (Dollars in Thousands)

                                            Six Months Ended                              Year Ended
                                                June 30,                                 December 31,
                                      ----------------------------      --------------------------------------------
                                          1997           1996                1996           1995            1994
                                      ------------   -------------      ------------   -------------   -------------
Income from continuing
 operations before income
 taxes and preferred
 dividends                            $    107,361   $      89,912      $    185,822   $     150,834   $     122,863
Add fixed charges:
 Interest expense                          199,055         177,942           366,543         337,814         210,001
 One-third rentals                           1,341           1,141             2,368           2,084           2,053
                                      ------------   -------------      ------------   -------------   -------------
   Total fixed charges                     200,396         179,083           368,911         339,898         212,054
                                      ------------   -------------      ------------   -------------   -------------
Income as adjusted                    $    307,757   $     268,995      $    554,733   $     490,732   $     334,917
                                      ------------   -------------      ------------   -------------   -------------
Ratio of income to fixed
 charges                                      1.54            1.50              1.50            1.44            1.58
                                      ============   =============      ============   =============   =============

Preferred stock dividends
 on a pre-tax basis                   $      3,514   $           0      $          0   $           0   $           0
Total combined fixed
 charges and preferred
 stock dividends                      $    203,910   $     179,083      $    368,911   $     339,898   $     212,054
                                      ------------   -------------      ------------   -------------   -------------
Ratio of income to combined
 fixed charges and preferred
 stock dividends                              1.51            1.50              1.50            1.44            1.58
                                      ============   =============      ============   =============   =============